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                                                                   Exhibit 23.6


                        CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Registration Statement on Amendment No. 1 to Form S-4 of Sky Financial Group, Inc. (formerly known as Citizens Bancshares, Inc.)("the Corporation") of our report dated January 16, 1998 on Citizens Bancshares, Inc.'s consolidated balance sheets of as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which report is incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, and of our reports dated May 12, 1998 and October 9, 1998 on the Corporation's supplemental consolidated balance sheets as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which reports are included in the Corporation's Current Reports on Form 8-K dated June 25, 1998 and to be dated October 15, 1998.

We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.




                                               /s/ Crowe, Chizek and Company LLP

                                               Crowe, Chizek and Company LLP
Columbus, Ohio
October 14, 1998